EXHIBIT 99.4

POSTX CORPORATION

2001 STOCK PLAN

(Effective September 13, 2001)

			Page(s)
1.	Purpose		1

2.	Definitions		1

3.	Administration		4

	3.1	Committees of the Board	4
	3.2	Committee Procedures	5
	3.3	Authority of the Committee	5
	3.4	Committee Liability	5

4.	Eligibility		5

5.	Stock Subject to Plan		5

	5.1	Basic Limitation	5
	5.2	Additional Shares	5

6.	Terms and Conditions of Grants		6

	6.1	Form and Amount of Stock Grant	6
	6.2	Stock Grant Agreement	6
	6.3	Exercisability	6
	6.4	Vesting	6
	6.5	Duration of Stock Grant	6
	6.6	Purchase Price	6
	6.7	Effect of Change in Control	6
	6.8	Rights as Stockholder	7

7.	Terms and Conditions of Options		7

	7.1	Stock Option Agreement	7
	7.2	Number of Shares; Nature of Option	7
	7.3	Purchase Price	7
	7.4	Exercisability	7
	7.5	Vesting	8
	7.6	Early Exercise	8
	7.7	Effect of Change in Control	8
	7.8	Term	8
	7.9	Exercise of Options on Termination of Service	8
	7.10	No Rights as Stockholder	8
	7.11	Modification, Extension and Assumption of Options	9

8.	Forms of Payment		9

	8.1	General Rule	9
	8.2	Surrender of Stock	9
	8.3	Promissory Notes	9
	8.4	Cashless Exercise	9
	8.5	Other Forms of Payment	9

i

(continued)

			Page(s)
9.	Adjustments upon Changes in Common Stock		9

	9.1	General	9
	9.2	Merger, Consolidation or Other Reorganization	10
	9.3	Reservation of Rights	10

10.	Withholding Taxes		10

	10.1	General	10
	10.2	Stock Withholding	10
	10.3	Cashless Exercise/Pledge	11
	10.4	Other Forms of Payment	11

11.	Legal Requirements		11

	11.1	Restrictions on Issuance	11
	11.2	Restrictions on Transfer	11
	11.3	Financial Reports	11

12.	Assignment or Transfer of Stock Grant, Option or Shares		11

	12.1	General	11
	12.2	Trusts	12
	12.3	Company’s Right to Repurchase Shares	12

13.	No Employment Rights		12

14.	Duration and Amendments		12

	14.1	Term of the Plan	12
	14.2	Right to Amend or Terminate the Plan	12
	14.3	Effect of Amendment or Termination	13

15.	Execution		13

ii

(continued)

Page(s)
(a) General	8

(b) Reorganizations	8

SECTION 10. LEGAL REQUIREMENTS	9

SECTION 11. NO EMPLOYMENT RIGHTS	9

SECTION 12. DURATION AND AMENDMENTS	9

(a) Term of the Plan	9

(b) Effect of Amendment or Termination	9

SECTION 13. EXECUTION	10

-iii-

POSTX CORPORATION

2001 STOCK PLAN

1. Purpose. The purpose of the Plan is to offer selected employees, directors and consultants an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, to encourage such persons to remain in the employ of the Company and to attract new employees with outstanding qualifications. The Plan seeks to achieve this purpose by providing for the direct grant or sale of Shares of the Company’s Stock and for the grant of Options to purchase Shares of the Company’s Stock. Options granted under the Plan may include Nonstatutory Stock Options as well as Incentive Stock Options intended to qualify under Section 422 of the Code. While this Plan is intended to satisfy Rule 701 under the Securities Act and Section 25102(o) of the Corporations Code, Options may be granted and Shares may be awarded or sold under this Plan in reliance upon other federal and state securities law exemptions and to the extent another exemption is relied upon, the terms of this Plan which are required only because of Rule 701 or Section 25102(o) need not apply to the extent provided by the Board in the Stock Option Agreement or the Stock Grant Agreement, as the case may be.

2. Definitions. The following terms shall have the meanings set forth in this Section 2.

“Board” shall mean the Board of Directors of the Company, as constituted from time to time.

“Cause” shall mean the reasons for terminating a Key Contributor’s Service, as set forth in a Stock Option Agreement or Stock Acquisition Agreement between the Company and such Key Contributor.

“Change in Control” shall mean:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or •

(ii) Any transaction (other than an issuance of shares by the Company for cash) in or by means of which one or more persons acting in concert acquire, in the aggregate, more than 50% of the combined voting power of Company’s outstanding equity securities; or

(iii) The sale, transfer or other disposition of all or substantially all of the Company’s assets; or

(iv) Any other event determined by the Board to constitute a Change in Control for purposes of the Plan.

A transaction shall not constitute a Change in Control if (a) its sole purpose is to change the state of the Company’s incorporation; (b) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (c) it constitutes the Company’s initial public offering of its securities.

“Code” shall mean the Internal Revenue Code of 1986; as amended.

“Committee” shall mean a committee consisting of one or more members of the Board that is appointed by the Board to administer the Plan under Section 3.

“Common-Law Employee” shall mean an individual paid from W-2 Payroll of the Company or a Subsidiary. It during any period, the Company (or a Subsidiary, as applicable) has not treated an individual as a Common-Law Employee and, for that reason, has not paid such individual in a manner which results in the issuance of a Form W-2 and withheld taxes with respect to him or her, then that individual shall not be an eligible Common-Law Employee for that period, even if any person, court or government agency determines, retroactively, that such individual is or was a Common-Law Employee during all or any portion of that period.

“Company” shall mean PostX Corporation, a California corporation.

“Consultant” shall mean an individual who performs bona fide Service other than as a Common-Law Employee, a member of the Board, or a member of the board of directors of a Subsidiary.

“Corporations Code” shall mean the California Corporations Code.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Fair Market Value” shall mean the determination of the market price of Shares of the Company’s Stock made by the Board, which in all cases shall be conclusive and binding on all persons in accordance with the following guidelines:

(v) If the Shares are traded over-the-counter on the Valuation Date but are not traded on the Nasdaq Stock Market or the Nasdaq National Market System, the Fair Market Value shall be equal to the mean between the last reported representative bid and asked prices quoted for the Valuation Date by the principal automated inter-dealer quotation system on which the Shares are quoted or, if the Shares are not quoted on any such system, by the “Pink Sheets” published by the National Quotation Bureau, Inc.;

(vi) If the Shares are traded over-the-counter on the Valuation Date and are traded on the Nasdaq Stock Market or the Nasdaq National Market System, the Fair Market Value shall be equal to the last-transaction price quoted for the Valuation Date by the Nasdaq Stock Market or the Nasdaq National Market;

(vii) If the Shares are traded on a stock exchange on the Valuation Date, the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for the Valuation Date; and

(viii) If none of the foregoing provisions is applicable, the Fair Market Value shall be determined by the Board in good faith on such basis as it deems appropriate.

“Grantee” shall mean the holder of a Stock Grant.

“Incentive Stock Option” shall mean an incentive stock option described in Section 422(b) of the Code.

“Key Contributor” shall mean: (i) an individual who is a Common-Law Employee of the Company, a Parent or a Subsidiary, (ii) a member of the Board, including (without limitation) a Non-Employee Director, or an affiliate of a member of the Board; (iii) a member of the board of directors of a Subsidiary, or (iv) a Consultant.

“Non-Employee Director” shall mean a member of the Board who is not a Common-Law Employee of the Company or a Subsidiary and who is otherwise not disqualified from being a “non-employee director,” as set forth in Rule 16b-3 promulgated under the Exchange Act.

“Nonstatutory Stock Option” shall mean a stock option that is not an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or Nonstatutory Stock Option granted under the Plan entitling the holder to purchase Shares.

“Optionee” shall mean holder of an Option.

“Parent” shall have the meaning set forth in Section 424(e) of the Code.

“Participant” shall mean an individual or estate that holds an Option or Stock Grant.

“Plan” shall mean this 2001 Stock Plan of PostX Corporation

“Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Share” shall mean one share of Stock, as adjusted in accordance with Section 9 of the Plan.

“Service” shall mean service as a Key Contributor.

“Stock” shall mean the Company’s common stock.

“Stock Acquisition Agreement” shall mean the agreement between the Company and a person who acquires Shares under the Plan whether pursuant to an Option or a Stock Grant.

“Stock Grant” shall mean a right to acquire Shares under the Plan other than by the exercise of an Option.

“Stock Grant Agreement” shall mean the agreement between the Company and -a Grantee that contains the terms, conditions and restrictions pertaining to a Stock Grant.

“Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to an Option.

“Subsidiary” shall have the meaning set forth in Section 424(f) of the Code.

“Ten Percent Stockholder” shall mean an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied and “outstanding stock” shall include all stock actually issued and outstanding immediately after granting of an Option or Stock Grant, but shall not include Shares authorized for issuance under outstanding Options held by a Key Contributor or by any other person.

“Total and Permanent Disability” shall mean a Key Contributor’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

“Valuation Date” shall mean the date on which the Fair Market Value of Shares is determined.

“W-2 Payroll” shall mean the mechanism or procedure the Company or a Subsidiary utilizes to pay any individual which results in the issuance of Internal Revenue Service Form W-2 to the individual. “W-2 Payroll” does not include any mechanism or procedure which results in the issuance of any Internal Revenue Service form other than Form W-2 to an individual, including, but not limited to, Form 1099. Whether a mechanism or procedure constitutes “W-2 Payroll” shall be determined in the absolute discretion of the Company (or Subsidiary, as applicable), and such determination shall be conclusive and binding on all persons.

3. Administration.

3.1 Committees of the Board. The Plan shall be administered by the Board (which, in the absence of a specific designation of a committee, shall be the Committee); however, any or all administrative functions otherwise exercisable by the Board may be delegated to a Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee. If a Committee has been appointed, any reference to the Board in the Plan shall be construed as a reference to the Committee to whom the Board has assigned a particular function. If the Company’s Stock becomes publicly traded, the Board may appoint a Committee which, if appointed, shall be comprised solely of two or more Non-Employee Directors (although Committee functions may be delegated to officers to the extent the Options or Stock Grants are made to persons who are not subject to the reporting requirements of Section 16 of the Exchange Act).

3.2 Committee Procedures. The Board shall designate one of the members of the Committee as chairperson. The Committee may hold meetings at such times and places as it shall determine. The acts of a majority of the Committee members present at meetings at which a quorum exists, or acts reduced to or approved in writing by all Committee members, shall be valid acts of the Committee.

3.3 Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. The Committee has authority to determine, in its sole discretion, to whom, and the time or times at which, Options or Stock Grants may be made and the number of Shares subject to each Option or Stock Grant. The Committee has authority to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for Plan administration. All decisions, interpretations and other actions of the Committee shall be final, conclusive and binding on all parties who have an interest in the Plan or any Option or Shares issued thereunder.

3.4 Committee Liability. No member of the Board or the Committee will be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award made under the Plan.

4. Eligibility. Only Key Contributors shall be eligible for designation as Participants by the Board. In addition, only individuals who are Common-Law Employees shall be eligible for the grant of Incentive Stock Options.

5. Stock Subject to Plan.

5.1 Basic Limitation. The Shares issuable under the Plan shall be authorized but unissued or reacquired Shares of Stock The maximum number of Shares which may be issued under the Plan shall not exceed 10,500,000 Shares, subject to adjustment pursuant to Section 10. In any event, (i) the number of Shares subject to Options or Stock Grants outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan; and (ii) to the extent an award is made in reliance upon the exemption available under Section 25102(o) of the Corporations Code, the number of Shares subject to Options or Stock Grants outstanding at any time under the Plan (together with other shares of Stock that must be aggregated for this purpose) shall not exceed the limitation imposed by Section 260.140.45 of Title 10 of the California Code of Regulations or Section 25102(o) of the Corporations Code. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

5.2 Additional Shares. If any outstanding Option or Stock Grant expires or is canceled, forfeited or otherwise terminated, the Shares allocable to the unexercised portion of such Option or Stock Grant shall again be available for issuance under the Plan. If Shares issued-under the Plan are reacquired by the Company pursuant to any right of repurchase or right of first refusal, such Shares shall again be available for issuance under the Plan, except that the aggregate number of Shares that may be issued upon the exercise of Incentive Stock Options shall in no event exceed the number of Shares reserved for issuance pursuant to Section 5.1 plus the number of Shares that revert to the Plan pursuant to the first sentence of this Section 5.2, as adjusted pursuant to Section 9.

6. Terms and Conditions of Grants.

6.1 Form and Amount of Stock Grant. Each Stock Grant shall specify the number of Shares that are subject to the Stock Grant. A Stock Grant may be awarded in combination with a Nonstatutory Stock Option and such a Stock Grant may provide that the Shares subject to the Stock Grant will be forfeited in the event that the related Nonstatutory Stock Option is exercised.

6.2 Stock Grant Agreement. Each Stock Grant shall be evidenced by a Stock Grant Agreement between the Grantee and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan as the Board deems appropriate for inclusion in a Stock Acquisition Agreement. The provisions of the various Stock Grant Agreements entered into under the Plan need not be identical.

6.3 Exercisability. Each Stock Acquisition Agreement shall specify the conditions upon which the Stock Grant shall become exercisable, if applicable, which shall be determined by the Board in its sole discretion. If required by applicable law, however, including the Corporations Code or the regulations thereunder, each Stock Grant shall become exercisable no less rapidly than the rate of 20% per year for each of the first five (5) years from the date of the Stock Grant.

6.4 Vesting. Each Stock Grant shall specify the conditions upon which the Grantee’s rights in the Shares subject to the Stock Grant shall vest, which shall be determined by the Board in its sole discretion. If required by applicable law, however, including the Corporations Code or the regulations thereunder, the Shares subject to each Stock Grant shall vest no less rapidly than the rate of 20% per year for each of the first five (5) years from the date of the Stock Grant.

6.5 Duration of Stock Grant. Any Stock Grant shall automatically expire thirty (30) days after the Stock Grant is communicated in writing to the Grantee if the Grantee does not, within such thirty (30) day period, accept the Stock Grant by signing the Stock Grant Agreement.

6.6 Purchase Price. The Purchase Price of Shares offered under a Stock Grant shall be established by the Board and set forth in the Stock Grant Agreement. To the extent required by applicable law, including the Corporations Code or the regulations thereunder, the Purchase Price shall not be less than 85% of Fair Market Value (100% for Ten Percent Stockholders). In no event will the Purchase Price be less than the par value of a Share. The Purchase Price shall be payable in a form described in Section 8 or, in the discretion of the Board, in consideration for past services rendered to the Company or for its benefit.

6.7 Effect of Change in Control. The Board may determine at the time of making a Stock Grant or thereafter, that upon a Change in Control such Stock Grant shall become exercisable as to all or a portion of the Shares subject to the Stock Grant or that the vesting of a Grantee’s rights in all or a portion of the Shares subject to such Stock Grant shall be accelerated.

6.8 Rights as Stockholder. Holders of Shares acquired under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. A Stock Grant, however, may require that the holder of Shares acquired under such Stock Grant invest any cash dividends received in additional Shares. Such additional Shares shall be subject to the same conditions and restrictions as the Shares with respect to which the dividends were paid. Such additional Shares shall not reduce the number of Shares available for issuance under the Plan.

7. Terms and Conditions of Options.

7.1 Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Board deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

7.2 Number of Shares; Nature of Option. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number of Shares in accordance with Section 9. The Stock Option Agreement shall also specify whether the Option is an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 7.2, Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

7.3 Purchase Price. The Purchase Price of Shares subject to an Option shall be established by the Board and set forth in a Stock Option Agreement. The Purchase Price of Shares subject to an Incentive Stock Option shall not be less than 100% of the Fair Market Value (110% for Ten Percent Stockholders) on the date the Option is granted. If required by applicable law, including the Corporations Code or the regulations thereunder, the Purchase Price of Shares subject to a Nonstatutory Stock Option shall not be less than 85% of the Fair Market Value (110% for Ten Percent Stockholders) on the date the Option is granted. In no event shall the Purchase Price be less than the par value of a Share. The Purchase Price shall be payable in a form described in Section 8. Notwithstanding the foregoing, an Option may be granted with a Purchase Price lower than that prescribed in this Section 7.3 if the Option grant is attributable to the issuance or assumption of an option in a transaction to which Section 424(a) of the Code applies.

7.4 Exercisability. Each Stock Option Agreement shall specify the date when the Option becomes exercisable, which shall be determined by the Board in its sole discretion. If required by applicable law, however, including the Corporations Code or the regulations thereunder, Options granted to Key Contributors who are not officers shall become exercisable no less rapidly than the rate of 20% per year for each of the first five (5) years from the date the Option is granted.

7.5 Vesting. Each Stock Option Agreement shall specify the date or events upon which the Optionee’s rights in the Shares subject to the Option shall vest, which shall be determined by the Board in its sole discretion. If required by applicable law, however, including the Corporations Code or the regulations thereunder, Shares subject to Options granted to Key Contributors who are not officers shall vest no less rapidly than the rate of 20% per year for each of the first five (5) years from the date the Option is granted.

7.6 Early Exercise. A Stock Option Agreement may permit an Optionee to exercise an Option before it is vested (it, make an “early exercise”), subject to the Company’s right to repurchase Shares acquired under the Option. The Company’s right to repurchase Shares shall lapse at the same rate as the Optionee’s rights in the Shares would have vested in accordance with Section 7.5 had there been no early exercise. If required by applicable law, including the Corporations Code or the regulations thereunder, the Company’s right to repurchase Shares may be exercised only within ninety (90) days after the later of (i) the termination of the Optionee’s Service or (ii) the date of exercise of the Option, and in any event for cash or for cancellation of indebtedness incurred in purchasing the Shares.

7.7 Effect of Change in Control. The Board may determine, at the time of granting an Option or thereafter, that upon a Change in Control such Option shall become exercisable as to all or a portion of the Shares subject to the Option or that the vesting of an Optionee’s rights in all or a portion of the Shares subject to such Option shall be accelerated.

7.8 Term. The Stock Option Agreement shall specify the term of the Option: The term shall not exceed ten (10) years from the date of grant or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five (5) years from the date of grant. Subject to the preceding sentence, the Board in its sole discretion, shall determine when an Option will expire.

7.9 Exercise of Options on Termination of Service. Each Option shall set forth the extent to which the Optionee shall have the right to exercise the Option following termination of the Optionee’s Service with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Board, need not be uniform among all Optionees, and may reflect distinctions based on the reasons for termination of Service. If required by applicable law, however, including the Corporations Code or the regulations thereunder, each Stock Option Agreement shall provide the Optionee with the right to exercise the Option following the Optionee’s termination of Service during the Option term (x) for at least thirty (30) days if termination of Service is due to any reason other than Cause, death or Total and Permanent Disability, and. (y) for at least six (6) months after termination of Service if due to death or Total and Permanent Disability.

7.10 No Rights as Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares subject to an Option until such person becomes entitled to receive such Shares by delivering to the Company a signed Stock Acquisition Agreement and paying the Purchase Price pursuant to the terms of such Option.

7.11 Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Purchase Price. The foregoing notwithstanding and except as set forth in Section 9.2, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.

8. Forms of Payment.

8.1 General Rule. Except as otherwise provided in this Section 8, the entire Purchase Price shall be payable in cash or cash equivalents acceptable to the Company at the time of purchase.

8.2 Surrender of Stock. To the extent that a Stock Option Agreement or Stock Grant Agreement so provides, payment may be made wholly or in part with Stock that has already been owned by the Optionee or Grantee, or the representative of either, for such time period as may be specified by the Board and that is surrendered to the Company in good form for transfer. Such Stock shall be valued at Fair Market Value on the date when the new Shares are acquired under the Plan.

8.3 Promissory Notes. To the extent that a Stock Option Agreement or Stock Grant Agreement so provides, payment may be made wholly or in part with a full recourse promissory note executed by the Optionee or Grantee. The interest rate and other terms and conditions of such note shall be determined by the Board. The Board may require that the Optionee or Grantee pledge Shares to the Company for the purpose of securing payment of such note. In no event shall the stock certificate(s) representing such Shares be released to the Optionee or Grantee until such note is paid in full, unless otherwise provided in the Stock Option Agreement, Stock Grant Agreement or Stock Acquisition Agreement.

8.4 Cashless Exercise. To the extent provided in a Stock Option Agreement or Stock Grant Agreement, if a public market for the Stock exists, payment may be made by delivery (on a form acceptable to the Board) of an irrevocable direction to a securities broker to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Purchase Price.

8.5 Other Forms of Payment. To the extent provided in a Stock Option Agreement or Stock Grant Agreement, payment may be made in any other form that is consistent with applicable laws, regulations and rules.

9. Adjustments upon Changes in Common Stock.

9.1 General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Stock, a combination or consolidation of the outstanding Stock into a lesser number of shares, a recapitalization, a reclassification of the outstanding Stock or such other event as the Board may determine necessitates an adjustment be made, the Board shall make appropriate adjustments, subject to the limitations set forth in Section 9.3, in one or more of the number of Shares of Stock available for future grants of Options or Stock Grants, (ii) the number of Shares of Stock covered by each outstanding Option or Stock Grant or (iii) the Purchase Price of each outstanding Option or Stock Grant.

9.2 Merger, Consolidation or Other Reorganization. If the Company is a party to a merger, consolidation or other corporate reorganization, outstanding unexercised Options shall be subject to the terms and conditions of the agreement between the Company and the other party to such merger, consolidation or reorganization and such Options may be assumed, substituted, modified or cancelled, without the consent of any Optionee, as the Board, in its sole discretion, may determine. By way of example only, and not in limitation of the Board’s authority, any such agreement may provide for any of the following:

(i) The continuation of such outstanding Options by the Company (if the Company is the surviving corporation); or

(ii) The assumption of the Plan and such outstanding Options by the surviving corporation or its parent; or

(iii) The substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options; or

(iv) The cancellation of such outstanding unexercised Options, whether vested or unvested, for consideration as set forth in the merger agreement, if any (with or without the acceleration of exercisability and/or vesting of such Options).

9.3 Reservation of Rights. Except as set forth in Section 9.1, an Optionee or Grantee shall have no rights by reason of (i) any subdivision or consolidation of shares of Company stock of any class, (ii) the payment of any dividend by the Company, or (iii) any other increase or decrease in the number of shares of Company stock of any class. Except as set forth in Section 9.1, any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Option, the number of Shares subject to any Stock Grant and/or the Purchase Price under any Option or Stock Grant. The grant of an Option or a Stock Grant pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge, consolidate or reorganize or to dissolve or liquidate or sell, transfer or otherwise dispose of all or any part of its business, assets or securities.

10. Withholding Taxes.

10.1 General. To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Committee for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

10.2 Stock Withholding. The Committee may permit a Participant to satisfy all or part of the withholding or income tax obligations by having the Company withhold all or a portion of any Shares of Stock that otherwise would be issued or by surrendering all or a portion of any Shares of Stock previously acquired. Shares of Stock that are withheld or surrendered pursuant to this Section 10 shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares of Stock to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority.

10.3 Cashless Exercise/Pledge. The Committee may provide that if Company Shares of Stock are publicly traded at the time of exercise, arrangements may be made to meet the Optionee’s withholding obligation by cashless exercise or pledge.

10.4 Other Forms of Payment. The Committee may permit such other means of tax withholding as it determines to be appropriate.

11. Legal Requirements.

11.1 Restrictions on Issuance. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the Securities Act, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange on which the Company’s securities may then be listed, and the Company has obtained the approval of or a favorable ruling from any governmental agency that the Company determines to be necessary or advisable.

11.2 Restrictions on Transfer. If the Company or any managing underwriter of an offering of securities of the Company so determines, no Shares issued upon exercise of a Stock Grant or an Option may be sold or otherwise transferred or disposed of during a period of up to one hundred eighty (180) days following the effective date of a registration statement covering securities of the Company filed under the Securities Act. Any Shares issued upon exercise of a Stock Grant or an Option shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Board may determine. Such restrictions shall apply in addition to any restrictions that may apply to holders of Stock generally.

11.3 Financial Reports. To the extent required to comply with the Corporations Code or the regulations thereunder, not less often than annually the Company shall furnish to Optionees and Grantees summary financial information, including a balance sheet, regarding the Company’s financial condition and results of operations, unless such Optionees or Grantees have duties with the Company that assure them access to equivalent information. Such financial statements need not be audited.

12. Assignment or Transfer of Stock Grant, Option or Shares.

12.1 General. No Stock Grant or Option shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the Committee. Notwithstanding the foregoing:

(i) while the Shares are subject to Corporations Code Section 25102(o), (a) Grantees and Optionees may not transfer their rights hereunder except by will, beneficiary designation or the laws of descent and distribution, and (b) any rights of repurchase in favor of the Company shall take into account the provisions of Sections 260.140.41 or 260.140.42 of Title 10 of the California Code of Regulations, as applicable; and

(ii) Incentive Stock Options may not be transferred or alienated in any way.

12.2 Trusts. Neither this Section 12 nor any other provision of the Plan shall preclude a Participant from transferring or assigning Shares to (i) the trustee of a trust that is revocable by such Participant alone, both at the time of the transfer or assignment and at all times thereafter prior to such Participant’s death, or (ii) the trustee of any other trust to the extent approved by the Committee in writing. A transfer or assignment of Shares from such trustee to any person other than such Participant shall be permitted only to the extent approved in advance by the Committee in writing, and Shares held by such trustee shall be subject to all the conditions and restrictions set forth in the Plan and in the applicable Stock Acquisition Agreement, as if such trustee were a party to such Stock Acquisition Agreement.

12.3 Company’s Right to Repurchase Shares. The Company shall have the right to repurchase a Participant’s Shares that have been acquired through a Stock Grant or an Option upon termination of the Participant’s Service if provided in the applicable Stock Acquisition Agreement. If the Company retains a right to repurchase Shares at their Fair Market Value on the date that the Participant’s Service terminates, then such repurchase right shall terminate when the Company’s Stock becomes publicly traded. If the Company retains a right to repurchase Shares at the original Purchase Price, then such repurchase right shall lapse at the minimum rate of twenty percent (20%) per year over the five (5) year period starting on the date that the Stock Grant or Option was granted. The foregoing restrictions on the Company’s right of repurchase shall not apply to Options and Stock Grants granted to Non-Employee Directors, Consultants or officers of the Company, a Parent or a Subsidiary and repurchase rights applicable to Shares held by such persons may be subject to additional greater restrictions, as determined by the Board.

13. No Employment Rights. No provision of the Plan, nor any Option or Stock Grant shall be construed to give any person any right to become, to be treated as, or to remain a Key Contributor. The Company and its Subsidiaries reserve the right to terminate any Key Contributor’s employment at any time and for any reason or for no reason, with or without Cause.

14. Duration and Amendments.

14.1 Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board, subject to the approval of the Company’s stockholders. If the stockholders fail to approve the Plan within twelve (12) months after its adoption by the Board, any Options or Stock Grants granted within such twelve (12) month period shall be null and void, and no additional Options or Stock Grants shall be granted after the expiration of such twelve (12) month period. The Plan shall terminate automatically ten (10) years after its adoption by the board and may be terminated on any earlier date pursuant to Section 14.2 below.

14.2 Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time. Except as may otherwise be permitted under Section 9.2, rights under any

Option or Stock Grant granted before amendment or termination of the Plan shall not be materially impaired by any such amendment or termination, except with consent of the Optionee or Grantee. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules.

14.3 Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option or Stock Grant granted prior to such termination. Except as may be permitted under Section 9.2, the termination of the Plan, or any amendment thereof shall not affect any Shares previously issued or Option or Stock Grant previously granted under the Plan.

15. Execution. To record the adoption of the Plan, the Company has caused its authorized officer to execute the same.

POSTX CORPORATION

By
Its

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

POSTX CORPORATION

2001 STOCK PLAN

STOCK OPTION AGREEMENT

1. Notice of Stock Option Grant. You, the Optionee named below, have been granted an Option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Stock Option Agreement. Unless otherwise defined herein, capitalized terms used in this Stock Option Agreement shall have the same meanings as in the Plan. This Section 1 of this Stock Option Agreement sets forth the basic terms of your Option and your rights with respect to the Shares subject to the Option. These basic terms are subject to and are to be interpreted in accordance with the Plan and the Terms and Conditions attached hereto.

1.1 Date of Grant.                     , 20

1.2 Optionee’s Name.

1.3 Optionee’s Social Security Number.                     -                     -

1.4 Check Here if Optionee is a Ten Percent Stockholder.

1.5 Type of Option.	Incentive Stock Option
Nonstatutory Stock Option

1.6 Number of Shares Subject to Option.

1.7 Purchase Price per Share. $

1.8 Time of Exercise.	Anytime after the expiration of six months from the Date of Grant (“Early Exercise”)
At the time and to the extent your rights have vested under Section 1.10
Other

1.9 Vesting Start Date.                     , 20

1.10 Vesting Schedule. Subject to Sections 2.1 and 2.2 of the attached Terms and Conditions, the Shares subject to the Option shall vest (i.e., the Company’s right to repurchase the Shares at the original Purchase Price will lapse) as follows:

[     [(    %)] of the Shares subject to the Option will vest              as stated in Section 1.1 of this Stock Option Agreement [(“Initial Vesting Date”)]. [The balance of the Shares subject to the Option (i.e., the remaining              [(    %)]) will vest                     . Accordingly, such balance of the Shares will vest, from and after the date which is                      of the total number of the Shares subject to the Option (rounded down to the nearest whole number)] [(such that on the          anniversary of the Vesting Start Date, 100% of the Shares shall be vested)]]. [The Shares subject to the Option will vest monthly (1/48th of the Number of Shares Subject to Option per month) over a four-year period beginning on the date that is one month after the Vesting Start Date. All Shares subject to the Option shall be vested on the fourth anniversary of the Vesting Start Date.]

[1.11 Payment with Promissory Note. Use of full-recourse promissory note [is allowed] [is not allowed].]

THE OPTION GRANTED HEREUNDER REPLACES AND SUPERSEDES ANY AND ALL OTHER RIGHTS, AGREEMENTS AND OPTIONS PREVIOUSLY GRANTED TO YOU BY THE COMPANY OR REFERENCED IN EMPLOYMENT OFFER LETTERS OR OTHERWISE TO ACQUIRE SECURITIES OF THE COMPANY AND, WITHOUT LIMITATION, ANY AND ALL OTHER RIGHTS AND OPTIONS TO ACQUIRE SECURITIES OF THE COMPANY ARE TERMINATED UPON THE EXECUTION OF THIS AGREEMENT.

By signing below, you agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions of the Plan and this Stock Option Agreement, including the attached Terms and Conditions and Stock Acquisition Agreement, and (b) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Option prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel.

OPTIONEE

Print Name

Signature

2

COMPANY

POSTX CORPORATION

By:

Its:

2. Terms and Conditions.

2.1 Vesting. Your rights in Shares subject to your Option vest (i.e., the Company’s right to repurchase the Shares at the original Purchase Price will lapse) during your Service as specified in Section 1.10 of this Stock Option Agreement. Vesting will cease if your Service terminates for any reason.

2.2 Service; Leaves of Absence. Your Service shall cease when you cease to be in Service as a Key Contributor, as determined in the sole discretion of the Board. For purposes of your Option, your Service does not terminate when you take a bona fide leave of absence, that was approved by the Company in writing, if the terms of the leave of absence provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether your Option is entitled to Incentive Stock Option status, your Service will be treated as terminating ninety (90) days after your leave of absence began, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave of absence ends, unless you immediately return to active work. The Company determines which leaves of absence count toward Service, and when your Service terminates for all purposes under the Plan.

2.3 Term of Option. Your Option expires on the day before the tenth anniversary of the Date of Grant (fifth anniversary for a Ten Percent Stockholder), and will expire earlier if your Service terminates as follows:

2.3.1 Regular Termination. If your Service terminates for any reason except Cause, death or Total and Permanent Disability, your Option will expire at the close of business at Company headquarters on the date three (3) months after the date your Service terminates. During that three (3) month period, you may exercise your Option with respect to Shares in which your rights were vested on the date your Service terminated.

2.3.2 Cause. If your Service terminates for Cause, your Option will expire at the close of business at Company headquarters on the date seven (7) days after the date your Service terminates. For purposes of this Section 2.3.2, “Cause” means any of the following: (i) your continued failure to perform substantially your duties, as assigned to you by the Company (other than as a result of sickness, accident or similar cause beyond your reasonable control), after you have received a written warning and have been given thirty (30) days to improve; (ii) your willful and material misconduct, which is demonstrably and materially injurious to the Company or any Subsidiary, including willful and material failure to perform your duties as an officer or employee of the Company or any Subsidiary; (iii) conviction of or plea of nolo contendere to a felony; (iv) conviction of an act of fraud against, or the misappropriation of

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property belonging to, the Company or any Subsidiary, or any employee, customer or supplier of the Company or any Subsidiary; (v) any material breach of this Agreement or any employment agreement, confidentiality agreement or proprietary information and inventions agreement between you and the Company; or (vi) as otherwise defined or utilized for purposes of applicable state law.

2.3.3 Death. If you die while in Service, your Option will expire at the close of business at Company headquarters on the date six (6) months after the date of death. During that six (6) month period, your estate or heirs may exercise that portion of your Option that was vested on the date of death.

2.3.4 Total and Permanent Disability. If your Service terminates because of your Total and Permanent Disability, your Option will expire at the close of business at Company headquarters on the date six (6) months after the date your Service terminates. During that six (6) month period, you may exercise your Option with respect to Shares in which your rights were vested on the date of your Total and Permanent Disability. If your Total and Permanent Disability is not expected to result in death or to last for a continuous period of at least six (6) months, your Option will be eligible for Incentive Stock Option tax treatment only if it is exercised within three (3) months following the termination of your Service.

2.4 Exercise of Option.

2.4.1 Restrictions on Exercise of Option and Transfer of Shares.

(i) By signing this Stock Option Agreement, you agree not to exercise this Option or sell any Shares acquired upon exercise of this Option at a time when applicable laws, regulations or Company or underwriter trading policies prohibit exercise or sale. In particular, the Company shall have the right to designate one or more periods of time, each of which shall not exceed one hundred eighty (180) days in length, during which this Option shall not be exercisable if the Company determines (in its sole discretion) that such limitation on exercise could in any way facilitate a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws with respect to any issuance of securities by the Company, facilitate the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or facilitate the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. Such limitation on exercise shall not alter the Vesting Schedule set forth in Section 1.10 of this Stock Option Agreement, but shall only limit the periods during which this Option shall be exercisable.

(ii) If the sale of Shares under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment representation or other representation, you shall represent and agree at the time of Option exercise that the Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

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2.4.2 Method of Exercise. To exercise your Option, you must sign the Stock Acquisition Agreement, attached hereto as Exhibit A (the “Stock Acquisition Agreement”), and deliver the signed Stock Acquisition Agreement, together with full payment of the Purchase Price, to the Company at the address given on the Stock Acquisition Agreement. Without limitation, your Option and the Shares subject to your Option are subject to the terms and conditions of the Stock Acquisition Agreement. Your exercise will be effective when both the signed Stock Acquisition Agreement and the Purchase Price are received by the Company. If someone else wants to exercise your Option after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

2.4.3 Form of Payment. When you submit the Stock Acquisition Agreement, you must include payment of the aggregate Purchase Price for the Shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

(i) Your personal check, a cashier’s check or a money order.

(ii) Shares of Stock which you have owned for six months and which are surrendered to the Company. The value of such Stock, determined as of the effective date of the Option exercise, will be applied to the Purchase Price.

(iii) To the extent that a public market for Stock exists as determined by the Company, by delivery (on a form approved by the Company) of an irrevocable direction to a securities broker to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Purchase Price.

(iv) Unless otherwise provided in this Stock Option Agreement, your full-recourse promissory note or any other form of legal consideration approved by the Board.

2.4.4 Withholding Taxes. You will not be allowed to exercise your Option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise of the Option or the sale of Shares acquired upon exercise of your Option.

2.5 Exercise of Option Before Vesting (“Early Exercise”). If, under Section 1.8, you are permitted to exercise your Option before your rights are vested in accordance with Section 1.10, and you exercise your Option before full vesting, the vesting provisions set forth in Section 1.10 will apply to the Shares you acquire upon exercise of your Option. If you exercise your Option before your rights are vested, you should consider making an election under Section 83(b) of the Code (the “Section 83(b) Election”). The Section 83(b) Election must be filed within thirty (30) days after the date you acquire Shares in which your rights are not vested.

2.6 Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, you shall not, directly or indirectly, engage in any transaction prohibited by the underwriter, nor shall you sell, make any short sale of, contract to sell, transfer the economic risk of ownership in, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of or transfer for value or agree to engage in any of the foregoing transactions with respect to any Shares without the prior

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written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters. Such period of time shall not exceed one hundred eighty (180) days and may be required by the underwriter as a market condition of the offering. By signing this Stock Option Agreement you agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. To enforce the provisions of this Section 2.6, the Company may impose stop transfer instructions with respect to the Shares until the end of the applicable stand-off period.

2.7 Transfer of Option. Prior to your death, only you may exercise your Option. You have no right to transfer or assign your Option. For instance, you may not sell your Option or use it as security for a loan. If you attempt to do any of these things, your Option will immediately become invalid. You may, however, dispose of your Option in your will. Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse or former spouse, nor is the Company obligated to recognize such individual’s interest in your Option in any other way.

2.8 No Retention Rights. Your Option does not give you the right to be retained by the Company (or any Subsidiary) in any capacity. The Company reserves the right to terminate your Service at any time and for any reason or for no reason, with or without Cause.

2.9 Stockholder Rights. You, or your estate or heirs, have no rights as a stockholder of the Company until you become entitled to receive Shares by delivering to the Company a signed Stock Acquisition Agreement and paying the Purchase Price.

2.10 Adjustments to Common Stock. Your rights upon a stock split, a stock dividend or a similar change in the Company’s Stock or upon a merger, consolidation or other reorganization of the Company are set forth in the Plan.

2.11 Legends. All certificates representing the Shares issued upon exercise of your Option shall, where applicable, have endorsed thereon the following legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE INITIAL HOLDER HEREOF. SUCH AGREEMENT PROVIDES FOR CERTAIN TRANSFER RESTRICTIONS, INCLUDING RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SECURITIES AND RIGHTS OF REPURCHASE. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE NOT REQUIRED.”

2.12 Applicable Law. This Stock Option Agreement will be interpreted and enforced under the laws of the State of California.

2.13 Incorporation of Plan by Reference. The text of the Plan is incorporated in this Stock Option Agreement by reference.

This Stock Option Agreement (including Exhibits A, B and C hereto) and the Plan constitute the entire understanding between you and the Company regarding your Option. Any other agreements, commitments or negotiations concerning your Option are superseded.

By signing this Stock Option Agreement, you agree to all of the terms and conditions described above and in the Plan. You also acknowledge that you have read Section 11 of the Stock Acquisition Agreement, entitled “Purchaser’s Investment Representations,” and that you can and hereby do make the same representations with respect to the grant of this Option.

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All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(f) Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

(g) Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 11 shall be conclusive and binding on the Optionee and all other persons.

12. Adjustment of Shares. In the event of any transaction described in Section 9(a) of the Plan, the terms of this option (including, without limitation, the number and kind of Shares subject to this option and the Exercise Price) shall be adjusted as set forth in Section 9(a) of the Plan. In the event that the Company is a party to a merger or consolidation, this option shall be subject to the agreement of merger or consolidation, as provided in Section 9(b) of the Plan.

13. Miscellaneous Provisions.

(a) Rights as a Stockholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a stockholder with respect to any Shares subject to this option until the Optionee or the Optionee’s representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Purchase Price pursuant to Sections 4 and 5.

(b) No Retention Rights. Nothing in this option or in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company.

(d) Entire Agreement. The Notice of Stock Option Grant, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such State.